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Exhibit 99.6

FORM OF LETTER TO BROKERS, DEALERS AND OTHER NOMINEES

FOAMEX INTERNATIONAL INC.
1000 COLUMBIA AVENUE
LINWOOD, PENNSYLVANIA 19061

                    COMMON SHARES ISSUABLE UPON
EXERCISE OF        RIGHTS

THE RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME
ON                         , 2006, UNLESS WE EXTEND THIS PERIOD

To: Brokers, Dealers and Other Nominees	, 2006

        We are sending you this letter in connection with the grant to all of our stockholders (including you) of non-transferable rights to purchase shares of our common stock at a purchase price of $2.25 in cash per share. We have described the rights and the rights offering in the enclosed prospectus dated                , 2006. The rights are evidenced by rights certificates(s) registered in your name or the name of your nominee(s).

        We are asking you to contact your clients for whom you hold our common stock or Series B preferred stock registered in your name or in the name of your nominee(s) to obtain their instructions. If the beneficial owner wishes to purchase shares of our common stock through the rights offering, you should complete the appropriate rights certificates and submit them to the rights agent with the proper payment. If you hold shares of our common stock or Series B preferred stock for the account(s) of more than one client, you may aggregate your exercise of rights for all your clients, provided that you identify the number of rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your client. You may exercise such rights in the aggregate by completing the form entitled "Nominee Holder Certification" which we have enclosed.

        We have enclosed several copies of the following documents for your use:

  1.
  The prospectus;

  2.
  The "Instructions for Completion of Foamex International Inc. Rights Certificates";

  3.
  Guidelines for Certification of Taxpayer Identification Number on Form W-9;

  4.
  A form letter which may be sent to your clients for whose accounts you hold common stock registered in your name or the name of your nominee;

  5.
  A "Beneficial Owner Election Form," on which you may obtain your client's instructions with regard to the rights;

  6.
  A "Nominee Holder Certification" form; and

  7.
  A return envelope addressed to Mellon Investor Services LLC, on behalf of the rights agent, Mellon Bank N.A.

        The rights offering will expire at 5:00 p.m., New York City time, on                        , 2006, unless extended by us. Accordingly, we request that you act promptly. You may obtain additional copies of the enclosed materials and may request assistance or information from Mellon Investor Services LLC, the information agent. Banks and brokerage firms, please call                      . All others, please call toll-free.

                                                                                        Very truly yours,

                                                                                        FOAMEX INTERNATIONAL INC.

YOU ARE NOT AN AGENT OF MELLON INVESTOR SERVICES LLC, MELLON BANK N.A., FOAMEX INTERNATIONAL INC. OR ANY OTHER PERSON WHO IS DEEMED TO BE MAKING OR WHO IS MAKING OFFERS OF SHARES OF OUR COMMON STOCK IN THE RIGHTS OFFERING. YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON THEIR OR OUR BEHALF, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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FORM OF LETTER TO BROKERS, DEALERS AND OTHER NOMINEES